Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
 Pricing Supplement Number 94  Dated Monday, December 15, 2003
(To: Prospectus Dated August 20, 2002)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XNM1	$10,836,000.00	100.000%	1.500%	$10,673,460.00	Fixed	5.000%
Semi-Annual
								12/15/2013	06/15/2004	$24.58	YES	Subordinated Unsecured Notes
Redemption Information: Callable at 100.000% on 12/15/2005 and every coupon date thereafter.

 - Minimum Denomination: $1,000.00    - Minimum Increments: $1,000.00

The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 12/15/2005 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the Prospectus.

 Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC    Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
06050XNR0	$7,818,000.00	100.000%	2.000%	$7,661,640.00	Fixed	5.500%
Semi-Annual
								12/15/2018	06/15/2004	$27.04	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 12/15/2006 and every coupon date thereafter.

 - Minimum Denomination: $1,000.00   - Minimum Increments:  $1,000.00

The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 12/15/2006 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the Prospectus.

 Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC    Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

Trade Date: Monday, December 15, 2003 @12:00 PM ET
Settlement Date: Thursday, December 18, 2003
Moody's Investor Services Rating: Subordinated: Aa3
S&P Ratings Services Rating: Subordinated: A
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0443 via Pershing, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes(®) is the trade mark of INCAPITAL, LLC. All rights reserved

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus Dated 20-Aug-02
 Recent Developments
On October 14, 2003, we reported earnings for the quarter ended September 30, 2003. The press release containing that information was filed with the SEC on our Current Report on Form 8-K (the "Form 8-K") dated October 14, 2003. The same day, we filed a second Form 8-K describing pending litigation and regulatory matters arising from trading in mutual funds in the Nations Funds family. On October 27, 2003, we announced that we have entered into an Agreement and Plan of Merger dated as of October 27, 2003 with FleetBoston Financial Corporation, providing for the merger of FleetBoston with and into us (the "FleetBoston Merger"). We have filed additional information concerning the FleetBoston Merger on Form 8-K's dated October 27, 2003, October 28, 2003, November 5, 2003, and December 5, 2003, and expect to file additional information with the SEC in the future. Each of these Form 8-K's contains additional information and is incorporated by reference into this pricing supplement. Copies of the Form 8-K's are available over the Internet at the SEC's home page at http://www.sec.gov.

Filed Under Rule 424(b)(3), Registration Statement No. 333-97157
 Pricing Supplement Number 94  Dated Monday, December 15, 2003
(To: Prospectus Dated August 20, 2002)

CUSIP Number	Aggregate Principal Amount	Price to Public	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
060505609	$157,500,000.00	$25.00	3.150%	$152,538,750.00	Fixed	5.875%
Quarterly
								12/15/2033	03/15/2004	$0.35	YES	Subordinated Unsecured Notes

Redemption Information: Callable at 100.000% on 12/15/2008 and every coupon date thereafter.

 - Minimum Denomination: $25.00     - Minimum Increments:  $25.00

The Bank of America Internotes will be subject to redemption at the option of Bank of America, in whole on the interest payment date occurring 12/15/2008 and on any interest payment date thereafter at a redemption price equal to 100% of the principal amount of the Bank of America InterNotes, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the Prospectus.

Listing:  These notes have been approved for listing on the New York Stock Exchange under the symbol IKM, subject to official notice of issuance.
We intend to list these notes on the New York Stock Exchange ("NYSE") and expect trading in these notes on the NYSE to begin within 30 days after the Settlement Date.  In order to meet one of the requirements for listing these notes, the Agents have undertaken to sell these notes to a minimum of 400 beneficial holders.  These notes are expected to trade flat in the secondary market.  For additional tax information with respect to these notes to be listed on the NYSE, please refer to the section entitled "Tax Consequences to U.S. Holders" in our $6,000,000,000 Bank of America InterNotes Prospectus, dated August 20, 2002.
Bank of America InterNotes are debt securities.  Consequently, interest payments received by holders of the InterNotes will be treated as interest income, and will not qualify for the favorable Federal income tax treatment afforded "qualified dividend income", as that term is defined in Section 1(h)(11) of the Internal Revenue Code of 1986, as recently amended.

 Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC    Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Capital Markets Inc., Edward D. Jones & Co., L.P., Merrill Lynch & Co., Morgan Stanley, Prudential Securities, UBS Financial Services Inc.

Trade Date: Monday, December 15, 2003 @12:00 PM ET
Settlement Date: Thursday, December 18, 2003
Moody's Investor Services Rating: Subordinated: Aa3
S&P Ratings Services Rating: Subordinated: A
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC number: 0443 via BNY Clearing Services, LLC

If the maturity date or an interest payment date for any note is not a Business Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

InterNotes(®) is the trade mark of INCAPITAL, LLC. All rights reserved

Bank of America $6,000,000,000 Bank of America InterNotes Prospectus Dated 20-Aug-02
 Recent Developments
On October 14, 2003, we reported earnings for the quarter ended September 30, 2003. The press release containing that information was filed with the SEC on our Current Report on Form 8-K (the "Form 8-K") dated October 14, 2003. The same day, we filed a second Form 8-K describing pending litigation and regulatory matters arising from trading in mutual funds in the Nations Funds family. On October 27, 2003, we announced that we have entered into an Agreement and Plan of Merger dated as of October 27, 2003 with FleetBoston Financial Corporation, providing for the merger of FleetBoston with and into us (the "FleetBoston Merger"). We have filed additional information concerning the FleetBoston Merger on Form 8-K's dated October 27, 2003, October 28, 2003, November 5, 2003, and December 5, 2003, and expect to file additional information with the SEC in the future. Each of these Form 8-K's contains additional information and is incorporated by reference into this pricing supplement. Copies of the Form 8-K's are available over the Internet at the SEC's home page at http://www.sec.gov.